TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 23rd day of  February, 2009, by and between MADISON MOSAIC, LLC, a Wisconsin limited liability company (hereinafter referred to collectively as “Madison”), that is responsible for the management and operation of  Madison Mosaic Income Trust,  Madison Mosaic Tax-Free Trust, Madison Mosaic Equity Trust and Madison Mosaic Government Money Market Trust, each a Massachusetts statutory trust (herein referred to individually as a “Trust” and collectively as the “Trusts”),  and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, Madison desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of each Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

Madison hereby appoints USBFS as transfer agent of each Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund(s):

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s prospectus (the “Prospectus”).

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D.
E.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian.

F.	Pay monies upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

G.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

H.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

I.
Prepare and transmit payments for dividends and distributions declared by the Trust with respect to each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

J.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

K.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

L.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

M.
Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

N.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

O.	Mail shareholder reports and Prospectuses to current shareholders.

P.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

Q.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with Madison.

R.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trusts, all as required by applicable federal tax laws and regulations.

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S.
T.
Provide a Blue Sky system that will enable Madison to monitor the total number of shares of each Fund sold in each state; provided that Madison, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

U.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder.

V.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

3.	Additional Services to be Provided by USBFS

.
If Madison so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

FAN Mail® and FAN Mail Services (Exhibit C)

Madison hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C are selected by Madison, such services shall also be subject to the terms and conditions of this Agreement.  To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C, the exhibits shall control.  The provisions of Exhibit C, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

4.	Lost Shareholder Due Diligence Searches and Servicing

Madison hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to Madison as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit D hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, Madison hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  Madison hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, Madison hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

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Anti-Money Laundering Program and Red Flag Identity Theft Programs

Madison acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, Madison has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention Program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, Madison hereby instructs and directs USBFS to implement the Procedures on the Trusts’ behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trusts’ anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to Madison:

A.
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trusts or any shareholder of the Funds;

B.
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that Madison agrees not to communicate this information to the customer;

C.
Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trusts;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (A), (B) or (C) above; and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of Madison.

Madison hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of Madison, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trusts.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g.,

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telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  Madison shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  Madison shall notify USBFS in writing within 30 calendar days following receipt of each invoice if Madison is disputing any amounts in good faith.  Madison shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense Madison is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by Madison to USBFS shall only be paid out of assets and property of the particular Funds involved.

6.	Representations and Warranties

A.	Madison and the Trusts hereby represent and warrant to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
They are duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by Madison and the Trusts in accordance with all requisite action and constitutes a valid and legally binding obligation of Madison and the Trusts, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
They are conducting its’ business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trusts to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to Madison and the Trusts, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

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(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of Madison or the Trusts, as approved by the Board of  Trustees of the Trust or the Board of Directors of Madison (the “Board”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of Madison and the Trusts, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold Madison and the Trusts harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Madison or any Trust may sustain or incur or that may be asserted against Madison or any Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its

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duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” or “Madison” shall include Madison or the Trusts’ trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of Madison shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide Madison, at such times as Madison may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

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E.	Data Necessary to Perform Services
Madison shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to the Trusts and prior, present, or potential shareholders of the Trusts (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by Madison, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by Madison.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from Madison or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by Madison and the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trusts and its’ shareholders.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to Madison, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of Madison and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to Madison or its designee on and in accordance with its request.

10.	Compliance with Laws

Madison and the Trusts have and retain primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve Madison or the Trusts of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by

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either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and Madison on behalf of the Trusts and authorized or approved by the Board.  The provisions of this Section 13 shall also apply to Exhibit C.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by Madison by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of Madison, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to Madison (if such form differs from the form in which USBFS has maintained the same, Madison shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to Madison.

15.           Early Termination

In the absence of any material breach of this Agreement, should Madison elect to terminate this Agreement prior to the end of the three year term, Madison agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the rebate of any negotiated discounts and conversion costs from the prior service provider;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above.

16.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by Madison without the written consent of USBFS, or by USBFS without the written consent of the Madison accompanied by the authorization or approval of Madison’s Board.

17.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed

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in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

18.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to Madison and the Trusts shall be sent to:

Madison Mosaic Funds
550 Science Drive
Madison, WI 53711-1059

22.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.           Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties

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with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MADISON MOSAIC, LLC ON BEHALF OF

MADISON MOSAIC INCOME TRUST
MADISON MOSAIC TAX-FREE TRUST
MADISON MOSAIC EQUITY TRUST
MADISON MOSAIC GOVERNMENT
MONEY MARKET TRUST          U.S. BANCORP FUND SERVICES, LLC

By: (signature)             By: (signature)

Name: Greg Hoppe            Name:  Joe D. Redwine

Title:  Treasurer             Title: President

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Exhibit A
to the
Transfer Agent Servicing Agreement – Madison Mosaic, LLC

Name of Series

MADISON MOSAIC INCOME TRUST
Corporate Income Shares Fund
Government Fund
Core Bond Fund
Institutional Bond Fund

MADISON MOSAIC TAX-FREE TRUST
Virginia Fund
National Fund

MADISON MOSAIC EQUITY TRUST
Investors Fund
Balanced Fund
Mid-Cap Fund
Disciplined Equity Fund
Madison Institutional Equity Option Fund
Madison Mosaic Small/Mid-Cap Fund

MADISON MOSAIC GOVERNMENT MONEY MARKET TRUST
Mosaic Government Money Market

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Exhibit B
to the
Transfer Agent Servicing Agreement - Madison Mosaic, LLC

AS OF PROCESSING POLICY

For all funds within any of the Trusts that have a fiscal year end of September 30th, gains/losses resulting from “as of” transactions will be settled once every year on September 30th.  Madison Investment Advisors, Inc. will immediately pay the affected fund for any specific loss that is above the ½ cent materiality threshold to avoid a shared price error on that day for which the Advisor or the distributor, as the case may be, is determined to be responsible.  USBFS will track and accumulate all gains/losses regardless of materiality.  If, at any time, a fund reaches a net loss position of ½ cent, Madison Investment Advisors, Inc. will reimburse the fund by an amount that will reduce such accumulated loss to ¼ cent of the fund’s NAV.  USBFS will be responsible for communicating the reimbursement to Madison and Madison Investment Advisors, Inc. will be responsible for reimbursing the appropriate fund’s custodian account.  At September 30th, if the fund is in a net loss position, Madison Investment Advisors, Inc. will settle the loss by reimbursing Madison for any amount about ¼ cent of NAV and writing off a maximum ¼ cent of NAV.

For all funds within any of the Trusts that have a fiscal year end of December 31st, gains/losses resulting from “as of” transactions will be settled once every year on December 31st.  Madison Investment Advisors, Inc. will immediately pay the affected fund for any specific loss that is above the ½ cent materiality threshold to avoid a shared price error on that day for which the Advisor or the distributor, as the case may be, is determined to be responsible.  USBFS will track and accumulate all gains/losses regardless of materiality.  If, at any time, a fund reaches a net loss position of ½ cent, Madison Investment Advisors, Inc. will reimburse the fund by an amount that will reduce such accumulated loss to ¼ cent of the fund’s NAV.  USBFS will be responsible for communicating the reimbursement to Madison and Madison Investment Advisors, Inc. will be responsible for reimbursing the appropriate fund’s custodian account.  At December 31st, if the fund is in a net loss position, Madison Investment Advisors, Inc. will settle the loss by reimbursing Madison for any amount about ¼ cent of NAV and writing off a maximum ¼ cent of NAV.

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Exhibit C
to the
Transfer Agent Servicing Agreement

FAN MAIL SERVICES

1.           Certain Definitions

Whenever used in this Exhibit C, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.
“FAN Mail®” means the system designed, developed and instituted by DST Systems, Inc. (“DST”) known as “Financial Adviser Network MailTM” or “FAN Mail,” which enables DST to make available data from DST’s TA2000® mutual fund record-keeping systems and data provided to DST in the format specified by DST from other mutual fund record-keeping systems or record-keeping systems maintained by third parties for other Financial Products through the Internet to authorized Users.

B.
“FAN Mail Services” means the services originally provided by DST using FAN Mail, the Internet and other software equipment and systems provided by DST, telecommunications carriers, firewall providers and other third parties, as described more fully in Section 3 of this Exhibit C, to which USBFS subscribes and is authorized to resell to its customers pursuant to a separate agreement with DST.

C.	“Financial Products” means mutual funds, annuity, variable annuity or variable universal life contracts or real estate investment trusts or limited partnerships or other similar financial products.

D.
“User(s)” means the persons to whom data is made available through FAN Mail Services, including specified authorized agents of record owners of the Trusts’ shares, such as brokers, registered financial advisers, financial planners and other financial intermediaries, and, when requested by Madison, the distributors of the Trusts’ shares.

2.           Services Covered

USBFS shall allow access to FAN Mail Services by authorized Users on behalf of the Trusts in accordance with the terms of this Exhibit C.  By entering into the agreement with Madison to provide services pursuant to this Exhibit C, USBFS hereby consents to extraction of Files, as defined below, from TA2000 and instructs DST to extract Files from TA2000 for authorized Users.

3. Duties and Responsibilities of USBFS

USBFS shall:

A.
Receive data (“Files”) from DST’s TA2000 transfer agent record-keeping system and address the Files to Users who have completed the enrollment process for FAN Mail Services required by DST and make the Files available to such Users.

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B.
All Files will be made available only through the Internet via a Hypertext Transfer Protocol Secure site (the “HTTPS Server”).  USBFS will provide to each User a user identification (“User ID”) and a password (the “Password”) and shall permit access to the Files on the HTTPS Server associated with a given User ID and Password whenever the appropriate User ID and Password is received by the HTTPS Server.  Each User is responsible for accessing the HTTPS Server and retrieving such User’s Files.  USBFS hereby reserves the right to change the method of delivery for the FAN Mail Services or to develop an internal delivery system.

C.
Perform the following administrative functions through DST necessary to establish the link between the Files and the User’s HTTPS directory: maintain a data base that contains the User’s name, address, electronic mailing address, 30 day history of Files made available (actual back-up of information is not maintained for the Trusts) and a list of Users by dealer/adviser number; provide billing to Madison; provide daily reports to Madison; reasonably assist Madison and Users in establishing FAN Mail links; monitor transmissions and provide ongoing technical support for FAN Mail; and maintain a web site facilitating enrollment of new Users.

D.
Ensure that the HTTPS Server is accessible via the Internet.  Through DST, provide telephone support to the Trusts and Users with respect to the use of FAN Mail, use reasonable efforts to resolve problems, and establish and maintain the HTTPS Server so it is available for contact by financial planning software vendors.

E.
If additional FAN Mail Services become available during the term of this Agreement, USBFS shall offer the additional services to the Trusts.  To the extent Madison elects to receive any or all of such additional services, this Exhibit C shall be amended.

F.
Make available, either directly or indirectly, all computers, telecommunications equipment and other equipment and software reasonably necessary to make FAN Mail Services available for use by the Trusts and its affiliated distributors, when applicable.

4.           Duties and Responsibilities of Madison

Madison shall:

A.	Comply, and instruct Users to comply, with all the User enrollment and authorization procedures and FAN Mail Services security procedures required by DST.

B.	Transmit Files daily from the Trusts’ record-keeping systems maintained by third parties to DST in formats specified from time to time by DST, if applicable.

C.	Obtain and pay for connectivity to the HTTPS Server.

D.	Have the proper equipment and software to enable Users to access the HTTPS Server and download the Files and obtain all related maintenance, including support in the event of download problems.

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5.           System Maintenance

Madison and the Trusts understand that USBFS and DST will have to perform periodic maintenance to the hardware and software used to provide FAN Mail Services, which may cause temporary service interruptions.  USBFS shall notify Madison of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.           Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the FAN Mail Services site or the Trusts’ web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.           Proprietary Rights

A.
Madison acknowledges and agrees that by virtue of subscribing to FAN Mail Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide FAN Mail Services owned by DST and licensed to USBFS.  Any interfaces and software provided to the Trusts in order to provide connectivity to FAN Mail through USBFS shall be used by the Trusts and Users only for the period during which this Exhibit C is in effect and only in accordance with the terms of this Exhibit C, and shall not be used by the Trusts to provide connectivity to or through any other system or person without USBFS’s prior written approval.  The Trusts shall not copy, decompile or reverse engineer any software or programs provided to the Trusts hereunder.  The Trusts also agree not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The FAN Mail Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trusts.  The Trusts retain all rights in such intellectual property that may reside on the FAN Mail Services site, not including any intellectual property provided by or otherwise obtained from USBFS.  To the extent the intellectual property of the Trusts is cached to expedite communication, the Trusts grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Trusts is duplicated within the FAN Mail Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trusts’ web

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site(s), the Trusts grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Trusts’ web site(s) and does not extend to any other intellectual property owned by the Trusts.  The Trusts warrant that it has sufficient right, title and interest in and to their web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

8.           Compensation

USBFS shall be compensated for providing FAN Mail Services in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

9.           Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE FAN MAIL SERVICES.  Accordingly, USBFS’s sole liability to Madison and the Trusts or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in FAN Mail Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume FAN Mail Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless Madison and the Trusts and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of FAN Mail Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against Madison or the Trusts’ and Users’ use of FAN Mail Services by reason of infringement of a patent, copyright, trademark, or

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D.
other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for Madison, the Trusts and Users the right to continue to use FAN Mail Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to Madison and the Trusts, replace or modify FAN Mail Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of FAN Mail Services or significantly lessen their utility to the Trusts and Users.  If in the Trusts’ judgment, such replacement or modification does materially adversely affect the performance of FAN Mail Services or significantly lessen their utility to the Trusts and Users, the Trusts may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

E.
Because the ability of USBFS to deliver FAN Mail Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including DST, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of FAN Mail Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with FAN Mail Services.

F.
Madison or the Trusts and Users are responsible for verifying the accuracy and receipt of all data or information made available via FAN Mail Services.  Madison and the Trusts are responsible for advising Users of their responsibilities to promptly notify USBFS as transfer agent of any errors or inaccuracies relating to data or other information made available via FAN Mail Services with respect to the Trusts’ shareholders.

G.
USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

10.           File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trusts’ data bases, files, and other information provided by Madison or the Trusts to USBFS for use with FAN Mail Services, the Files or the names of Users (collectively, “Trust Files”).  USBFS’s security provisions with respect to FAN Mail Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS for Madison and the Trusts hereunder shall be available for inspection by the Trusts’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of FAN Mail Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Trusts’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon Madison or the Trusts’ request, USBFS shall return to Madison, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.           Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, FAN MAIL SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING FAN MAIL SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.           Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) Madison and the Trusts and Users will immediately end their access to FAN Mail Services and (ii) the parties will return to one another any confidential or proprietary information or materials of the other in their possession and will destroy or erase all such information on any diskettes or other storage medium.

Exhibit D to the Transfer Agent Servicing Agreement
TRANSFER AGENT & SHAREHOLDER SERVICES-Annual Fee Schedule MOSAIC FUNDS BEGINNING JANUARY 2009 SERVICES
Service Charges to the Fund*
Shareholder Account Fee (Subject to Minimum)
♦ No-Load  - $15.00 /Open direct account, $13.00/Open level 3 account
♦                   $5.00/Closed account
♦ Daily Accrual Fund - $21.00 /Open direct account,$13.00/Open level 3 account.
♦                    $5.00/Closed account
Annual Minimum
♦ $8,000 per no load fund if 500 or fewer open accounts, $12,000 if greater than 500 open accounts.  After 2 years, charge $10,000/fund for funds with 500 or fewer accounts.
♦ $28,000 per load Fund
♦ $15,000 each additional class
Activity Charges
♦ Telephone Calls - $1.00 /call
♦ Draft Check Processing - $1.00 /draft
♦ Daily Valuation Trades - $10.00 /trade
♦ Omnibus Account Transactions
   $3.00 each – first 100 transactions
   $2.00 each – next 400 transactions
   $1.00 each – next 1,500 transactions
   $.50 each – next 3,000 transactions
   $.25 each – balance of transactions
   CCO Support Services - $1,200 per year
♦ Lost Shareholder Search - $5.00 /search
♦ AML Base Service (excl Level 3 accounts)
0-999 accounts - $500.00/year
1,000-4,999 accounts - $1,000/year
5,000-9,999 accounts - $2,500/year
10,000+ accounts - $5,000/year
♦ AML New Account Service - $1.00/new domestic accounts and $2.00/new foreign account
♦ ACH/EFT Shareholder Services:
$125.00 /month/fund group
$  .50 /ACH item, setup, change
$5.00 /correction, reversal
Out-of-pocket Costs - Including but not limited to:
♦ Telephone toll-free lines, call transfers, etc.
♦ Mailing, sorting and postage
♦ Stationery, envelopes
♦ Programming, special reports
♦ Insurance, record retention, microfilm/fiche
♦ Proxies, proxy services
♦ ACH fees, NSCC charges
♦ Disaster recovery – per open account
♦ All other out-of-pocket expenses

Service Charges to Investors
Qualified Plan Fees (Billed to Investors)
♦ $15.00 /qualified plan acct (Cap at $30.00/SSN)
♦ $15.00 /Coverdell ESA acct (Cap at $30.00/SSN)
♦ $25.00 /transfer to successor trustee
♦ $25.00 /participant distribution (Excluding SWPs)
♦ $25.00 /refund of excess contribution
Additional Shareholder Fees (Billed to Investors)
♦ $15.00 /outgoing wire transfer
♦ $15.00 /overnight delivery
♦ $  5.00 /telephone exchange
♦ $25.00 /return check or ACH
♦ $25.00 /stop payment
♦ $  5.00 /research request per account (Cap at $25.00/request) (For requested items of the second calendar year [or previous] to the request)
Technology Charges
1.   NSCC Service Interface – All NSCC Services
♦ Setup - $1,500 /fund group
♦ Annual - $1,400 /cusip/year
2.   Telecommunications and Voice Services
♦ Service Setup - $1,500 ATT transfer connect
♦ VRU Setup - $500 /fund group
♦ VRU Maintenance - $100 /cusip/month
♦ $.35 /voice response call
♦ $.40 /voice recognition call
3.   Fund Group Setup (first class) - $5,000 /fund group
4.   Fund Setup - $2,500 /fund/class (beyond first class)
5.   Average Cost - $.35 /account/year
6. Development/Programming - $150 /hour
7. File Transmissions – subject to requirements
8. Selects - $300 per select, plus $50 /Excel
9. Extraordinary services – charged as incurred
♦ Conversion of Records (if necessary) – Estimate to be provided.
♦ Custom processing, re-processing
♦ All other extraordinary services

Fees are billed monthly.
* Subject to CPI increase.

*Effective with the first day after expiration of the first twelve (12) months of service, the fees and charges set forth in this Schedule shall be increased over the fees and charges during the previous twelve (12) months in the amount equal to the change in the Consumer Price Index for all Urban Consumers in the Milwaukee, Wisconsin Metropolitan Statistical Area, All Terms, Based 1982-1984 = 100, as last reported by the U.S. Bureau of Labor Statistics (“CPI-U”) during the five (5) year period immediately preceding expiration of the first 12 month service period.  Thereafter, all of the fees and charges in this fee schedule (except for out-of-pocket expenses) shall increase annually upon each anniversary of this Schedule in an amount equal to the percentage change in the CPI-U for the proceeding twelve (12) months.

Exhibit D (continued) to the Transfer Agent Servicing Agreement – Madison Mosaic, LLC

 FAN Mail® - Fee Schedule at January, 2009

Base Fee - $6,000/year

Rep/Branch ID:  $.018

Dealer:  $.012

Price Files:  $.002 per record or $1.75 per user, whichever is less